FORM OF FEE WAIVER AGREEMENT

     THIS FEE WAIVER AGREEMENT (the "Agreement") is entered into as of the [ ] day of [ ] 2007, between Pioneer Bond Fund (the "Fund") and Pioneer Investment Management Shareholder Services, Inc., the Fund's shareholder servicing and transfer agent ("PIMSS").

     WHEREAS, the Fund and PIMSS are parties to a Master Investment Company Service Agreement, dated as of March 4, 2003, as amended from time to time (the "Service Agreement"), pursuant to which the PIMSS is entitled to receive a fee for its services thereunder.

     WHEREAS, under the terms of the Service Agreement with the Fund, PIMSS' duties include: (i) processing sales, redemptions and exchanges of shares of the Fund; (ii) distributing dividends and capital gains associated with the Fund's portfolio; and (iii) maintaining account records and responding to shareholder inquiries.

     WHEREAS, in connection with, and contingent upon the approval and completion of, the proposed reorganization of Pioneer Interest Shares into Pioneer Bond Fund's Class Y shares, PIMSS desires to waive all of its fees applicable to Pioneer Bond Fund's Class Y shares for the period specified below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

     1. Waiver of Fee; Duration. PIMSS hereby agrees to waive all of its fees pursuant to the Service Agreement applicable to Pioneer Bond Fund's Class Y shares. This Agreement shall be effective only if shareholders of Pioneer Interest Shares approve the proposed reorganization into Pioneer Bond Fund in exchange for Class Y shares of Pioneer Bond Fund, and shall be effective upon the closing of the reorganization through November 1, 2008.

     2. Expense Reimbursement. PIMSS agrees that it shall not be entitled to be reimbursed for any expenses that PIMSS has waived or limited pursuant to this Agreement.

     3. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.


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         IN WITNESS WHEREOF, the Fund and PIMSS have agreed to this Agreement as of the day and year first set forth above.


                                           PIONEER BOND FUND


                                           By:
                                           Name:
                                           Title:


                                           PIONEER INVESTMENT MANAGEMENT
                                           SHAREHOLDER SERVICES, INC.


                                           By:
                                           Name:
                                           Title: